Exhibit 99.1

Resources Connection, Inc. Reports Third Quarter Results for Fiscal 2020

Third Quarter Fiscal 2020 Highlights:

  Third quarter revenue and gross margin both reflect as-expected holiday impact and impact from COVID-19
  Revenue of $168.1 million, down 6.4% from prior year quarter, impacted by extra holidays and COVID-19 in Asia Pacific
  Gross margin percentage of 36.5%, a decrease of 130 basis points from prior year quarter
  YTD gross margin percentage of 38.7%, an increase of 40 basis points from prior year
  Incremental U.S. tax benefit of $6.6 million related to ceased operations in Europe
  Net income of $6.9 million, compared to $5.8 million in prior year quarter; includes $6.6 million of U.S. tax benefit
  Diluted earnings per common share of $0.21 compared to $0.18 in prior year quarter
  Adjusted EBITDA margin of 4.0% compared to 7.8% in the prior year quarter
  Cash dividends declared of $0.14 per share

IRVINE, Calif.--(BUSINESS WIRE)--April 2, 2020--Resources Connection, Inc. (Nasdaq: RGP), a multinational business consulting firm, operating as Resources Global Professionals (the “Company” or “RGP”), today announced its financial results for the third quarter ended February 22, 2020.

Restructuring Initiative

This quarter we embarked on the latest phase of our transformation journey, performing a deep and strategic review of our global business, focused initially on North America and Asia Pacific. Based on our findings, we formulated an action plan to streamline our organizational structure, improve operating efficiency and more effectively align resources to business priorities. At the beginning of the fourth quarter, our management team and board of directors committed to a restructuring plan to reduce approximately 7.5% of our management and administrative workforce and consolidate our geographic presence to certain key markets, while shifting to a virtual operating model in most other markets.

We carried out a reduction in force in early March, whereby we eliminated 73 positions in North America and Asia Pacific. This process allowed us to remove leadership layers and nonessential positions to simplify our organizational structure and streamline operations. We believe these efforts will make our teams more efficient and improve the employee experience. Our review of the European business is still underway. We will report further on the European review and actions when the work is complete in fiscal 2021. We expect to take a restructuring charge of $4 million to $5 million, of which approximately $3 million will be taken in the fourth quarter of 2020. Upon completion of the reduction in force, the Company expects annual pre-tax savings of $13 million to $15 million with respect to personnel costs. In fiscal 2021, after the impact of COVID-19 is clearer, we may reinvest a limited amount of those personnel savings in the business to drive forward certain growth initiatives in core markets and digital capabilities.

As a second element of our restructuring plan, we determined that our current physical footprint is not well aligned with our evolving go-to-market strategy or with strong business and industry trends favoring virtual operating models. Our new real estate strategy focuses our real estate investment in a set of core high growth markets where we also host client events and trainings and provides for a shift to virtual operations in most other markets. The transition to virtual is supported by a robust array of enhanced technical tools which enable and accelerate virtual work. While the exact timing of these changes depends on a number of variables, we currently expect to terminate or sublet 26% of our existing real estate leases by the end of the 2020 calendar year. We expect to incur approximately $1 million of lease termination costs and other costs associated with exiting the facilities in the fourth quarter of fiscal 2020. Additional restructuring charges are expected through fiscal 2021 as management continues to execute the plan to exit the real estate leases. Upon completion of the exit plan, the Company expects annual pre-tax savings of $3 million to $4 million with respect to occupancy costs.

We believe the actions we are taking to strengthen the business will enable us to operate with greater agility as we seek to ensure our organizational health and resilience in this volatile macro-economic climate.

Management Commentary

“We are operating now in a new normal. Our utmost concern is for our people – our employees and our clients. We have pivoted rapidly to a virtual operating model and are doing everything we can to stay productive, while continuing to serve all of our people with empathy, speed and creativity,” said Kate Duchene, chief executive officer. “COVID-19 impacted RGP in Q3 in our Asia Pac region. That, plus the tough holiday dynamics created a challenging backdrop these past three months. I am proud we were able to deliver revenue results close to the high-end of our expectations in the third quarter despite these conditions – and we saw continued strengthening in both closed revenue and pipeline in January and February. In the past few weeks, COVID-19 has become a truly global pandemic and we are relieved to have taken significant action in early March to improve our operating model and cost structure. While we cannot predict with certainty how the pandemic will impact our business in the coming months, I believe our timely initiative to reduce cost and streamline operations will serve us well.”

RESOURCES CONNECTION, INC. SUMMARY OF CONSOLIDATED FINANCIAL RESULTS (Amounts in thousands, except percentages and per share amounts)

	Three Months Ended			Nine Months Ended
	February 22,	November 23,	February 23,	February 22,	February 23,
	2020	2019	2019	2020	2019
As reported (GAAP)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue
North America	$138,819	$152,422	$146,817	$431,617	$446,811
Asia Pacific	11,202	12,716	11,770	37,004	35,286
Europe	18,031	19,369	20,911	56,163	64,758
Total revenue	$168,052	$184,507	$179,498	$524,784	$546,855

Gross margin	$61,420	$74,377	$67,911	$203,300	$209,483
Selling, general and administrative expenses	$55,299	$53,755	$55,587	$166,032	$166,912
Income before income tax (benefit) expense	$2,959	$17,674	$9,618	$28,213	$34,558
Net income	$6,942	$12,337	$5,796	$24,218	$22,101

Effective tax rate	-135%	30%	40%	14%	36%

Diluted EPS	$0.21	$0.38	$0.18	$0.75	$0.68
Cash dividends:
Per common share declared	$0.14	$0.14	$0.13	$0.42	$0.39
Total cash dividends paid	$4,499	$4,475	$4,124	$13,080	$12,011

	Three Months Ended		Nine Months Ended
	February 22,	February 23,	February 22,	February 23,
	2020	2019	2020	2019

As adjusted (non-GAAP)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Constant currency revenue (1)(4)
North America	$138,746	$146,817	$431,571	$446,811
Asia Pacific	11,225	11,770	37,104	35,286
Europe	18,310	20,911	57,977	64,758
Total constant currency revenue	$168,281	$179,498	$526,652	$546,855

Organic revenue (4)
North America (2)	$133,409	$146,817	$419,024	$446,811
Asia Pacific	11,202	11,770	37,004	35,286
Europe (2)(3)	17,814	18,297	53,729	55,036
Consolidated (2)(3)	$162,425	$176,884	$509,757	$537,133

Constant currency organic revenue (1)(4)
North America	$133,336	$146,817	$418,977	$446,811
Asia Pacific	11,225	11,770	37,104	35,286
Europe	18,082	18,297	55,387	55,036
Consolidated	$162,643	$176,884	$511,468	$537,133

Cash tax rate (4)	-194%	37%	6%	32%
Adjusted net income (4)	$8,713	$6,091	$26,521	$23,499
Adjusted diluted EPS (4)	$0.27	$0.19	$0.82	$0.72
Adjusted EBITDA (4)	$6,754	$13,929	$41,334	$47,156
(1)

Constant currency revenue and constant currency organic revenue, for the three and nine months ended February 22, 2020 is measured on a constant currency basis while the comparable revenue for the three and nine months ended February 23, 2019 is measured under GAAP. Constant currency revenue amounts represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.

(2)

Veracity was acquired on July 31, 2019. Both the three month and nine month periods ended February 22, 2020 are shown without revenue from Veracity to provide comparability to the same periods in fiscal 2019. See Reconciliation of GAAP to Non-GAAP financial measure below.

(3)

We exited the Nordics and Belgium markets beginning in the second quarter of fiscal 2020. Results from the Nordics and Belgium are excluded from all periods presented to provide comparability. See Reconciliation of GAAP to Non-GAAP financial measure below.

(4)	See definitions of Non-GAAP measures and Reconciliation of GAAP to Non-GAAP financial measures below.

Third Quarter Fiscal 2020

Revenue for the third quarter of fiscal 2020 decreased 6.4% compared to the third quarter of fiscal 2019 and decreased 8.9% as compared to the second quarter of fiscal 2020. On a constant currency basis, revenue decreased 6.2% from the third quarter of fiscal 2019 and decreased 9.1% from the second quarter of fiscal 2020. Revenue in the third quarter of fiscal 2020 included $5.4 million of revenue attributable to Veracity. Excluding the impact of the Veracity acquisition and the exit activities in Europe in fiscal 2020, revenue decreased $14.5 million, or 8.2% compared to the prior year quarter (8.1% on a constant currency basis). On a comparable basis, the decrease in revenue compared to the third quarter of fiscal 2019 reflected the impact of additional holidays in the U.S. (third quarter of fiscal 2020 included the Thanksgiving holidays and was impacted by the mid-week timing of Christmas and New Year’s Day) and the adverse impact from an extended Lunar New year’s holiday and COVID 19 in Asia Pacific.

Revenue decreased sequentially primarily reflecting the impact of three additional holidays in the U.S. (third quarter of fiscal 2020 included the Thanksgiving, Christmas and New Year’s Day holidays while the second quarter of fiscal 2020 included only Labor Day) as well as the mid-week timing of Christmas and New Year’s Day and Europe (Christmas and New Year’s Day in third quarter of fiscal 2020), as well as the extended Lunar New Year’s holiday and the adverse impact of COVID 19 in Asia Pacific.

In January 2020, an outbreak of a novel coronavirus (COVID-19) surfaced in Wuhan, China. In an effort to contain the spread, the Chinese government mandated immediate business closures and restricted certain travel within the country. As a result of these restrictions, many businesses in China extended their Chinese New Year holiday shut down by one to two weeks. Our practices based in China and other parts of Asia adopted virtual methods of working in order to ensure business continuity for both our clients and the Company. Nevertheless, the events relating to COVID-19 had an adverse impact on our revenue in Asia Pacific during the quarter ended February 22, 2020. As events relating to COVID-19 continue to develop globally, including in the U.S., there is significant uncertainty as to the likely effects of this pandemic which may, among other things, reduce demand for or delay client decisions to procure our services. While not yet quantifiable, management expects the COVID-19 pandemic to have an adverse impact on our operating results in the fourth quarter of fiscal 2020 and continues to assess the financial impact for the upcoming fiscal year.

Gross margin for the third quarter was 36.5%, decreasing 130 basis points from the third quarter of fiscal 2019, and 380 basis points sequentially. The year-over-year and sequential decreases are related primarily to an increase in holiday pay for consultants in the U.S. (third quarter of fiscal 2020 included the Thanksgiving, Christmas and New Year’s Day holidays while the third quarter of fiscal 2019 included only the Christmas and New Year’s Day holidays and second quarter of fiscal 2020 included only Labor Day) and a lower bill to pay ratio. The sequential decrease in gross margin reflects a similar trend and is further impacted by higher payroll taxes at the beginning of the calendar year.

SG&A was $55.3 million, or 32.9% of revenue for the third quarter of fiscal 2020 and $55.6 million, or 31.0% of revenue for the third quarter of fiscal 2019. The year-over-year dollar decrease in SG&A is primarily attributable to: (1) a $0.8 million decrease in incentive compensation as a result of the lower revenue in the third quarter of fiscal 2020, (2) a $0.5 million decrease in stock compensation, (3) a $0.5 decrease in expenses relating to contingent consideration, and (4) a $0.8 million decrease related to occupancy and office related expenses, partially offset by $2.2 million in additional payroll and benefit costs due to additional headcount related to project delivery and digital transformation efforts, including Veracity

Sequentially, SG&A as a percentage of revenue increased by 380 basis points from 29.1% in the second quarter of fiscal 2020. The primary reasons for the increase were: (1) a $1.1 million increase in payroll taxes as we transition into a new calendar year in the third quarter, (2) a $0.4 million increase in bad debt expense, (3) a $0.3 million increase in self medical insurance, and (4) a $0.4 million increase in software expense, partially offset by $0.7 million increase in a benefit relating to contingent consideration in connection with Veracity.

Our income tax provision primarily includes tax expense (benefit) on operating results of our U.S. and foreign entities, all taxed at different statutory rates applicable in the various tax jurisdictions, changes in valuation allowances related to tax benefits of certain foreign locations and tax expense (benefit) related to stock-based compensation for nonqualified stock options and for disqualifying dispositions under our Employee Stock Purchase Plan. We record income tax expense (benefit) based upon actual results versus a forecasted tax rate because of the volatility in its international operations that span numerous tax jurisdictions.

The third quarter of fiscal 2020 had an income tax benefit of $4.0 million (an effective tax benefit rate of (135%)) as compared to an income tax expense of $3.8 million (an effective tax rate of 40%) for the third quarter of fiscal 2019. The income tax benefit in the third quarter of fiscal 2020 was primarily the result of a deduction related to a worthless stock loss in the Company’s investment in its wholly owned subsidiaries, partially offset by taxes on operating income. The Company, after analyzing the facts and circumstances, determined to no longer invest in the Belgium, Luxembourg and the Nordics markets which includes Sweden and Norway. During the third quarter of fiscal 2020, the Company filed a U.S. tax election to liquidate, thus disregarding the aforementioned entities, enabling the Company to claim $6.6 million of benefit in our U.S. tax return for the tax basis of the investments.

First Nine Months of Fiscal 2020

Revenue for the first nine months of fiscal 2020 decreased 4.0% compared to the prior year period. On a constant currency basis, revenue decreased 3.7%. Revenue in the first nine months of fiscal 2020 included $12.6 million of revenue in North America attributable to Veracity as well as lost revenue of $7.3 million as a result of our exiting of the Nordics and Belgium markets. Excluding the impact of the Veracity acquisition and the impact of exiting the Nordics and Belgium markets, revenue decreased $27.4 million, or 5.1% (4.8% constant currency), compared to the prior year period. The decrease in revenue on a comparable basis reflected the impact of the wind-down of lease accounting implementation projects, the completion of other large projects as well as the impact of COVID-19 in China and political protests in Hong Kong.

Gross margin for the first nine months of fiscal 2020 was 38.7%, increasing 40 basis points from the first nine months of fiscal 2019. The year-over-year improvement is related primarily to an improved bill/pay ratio.

SG&A was $166.0 million, or 31.6% of revenue for the first nine months of fiscal 2020 and $166.9 million, or 30.5% of revenue for the first nine months of fiscal 2019. The year-over-year dollar decrease in SG&A is primarily attributable to: (1) a decrease of $4.1 million in incentive compensation expense as a result of the decrease in revenue during the first nine months of fiscal 2020, (2) a decrease of $1.6 million in transformation and system implementation costs, (3) a decrease of $1.4 million in business expenses as management continues to closely manage discretionary spend, and (4) a decrease of $1.1 million in rent expense, partially offset by an increase of $6.5 million in payroll and benefits due to additional headcount related to project delivery and digital transformation efforts, including Veracity and $0.6 million of acquisition costs in the first half of fiscal 2020.

Income tax expense was $4.0 million (an effective tax rate of 14%) and $12.5 million (an effective tax rate of 36%), for the nine months ended February 22, 2020 and February 23, 2019, respectively. The decrease in income tax expense in the nine months ended February 22, 2020 compared to the prior year comparable period was primarily caused by the worthless stock deduction taken during the third quarter of fiscal 2020 (see third quarter discussion above) as well as lower operating income.

For all periods presented, the Company is unable to benefit from, or has limitations on the benefit of, tax losses in certain foreign jurisdictions. To a lesser extent, the accounting treatment under GAAP for the cost associated with unexercised expiring stock options and shares purchased through the Employee Stock Purchase Plan has caused volatility in the Company’s effective tax rate.

Conference Call Information

RGP will hold a conference call for analysts and investors at 5:00 p.m., ET today, April 2, 2020. This conference call will be available for listening via a webcast on the Company’s website: http://www.rgp.com. An audio replay of the conference call will be available through April 9, 2020 at 855-859-2056. The conference ID number for the replay is 1247794. The call will also be archived on the RGP website for 30 days.

About RGP

RGP is a global consulting firm that enables rapid business outcomes by bringing together the right people to create transformative change. As a human capital partner for our clients, we specialize in solving today’s most pressing business problems across the enterprise in the areas of Business Strategy & Transformation, Finance & Accounting, Risk & Compliance and Technology & Digital Innovation. Our engagements are designed to leverage human connection and collaboration to deliver practical solutions and more impactful results that power our clients, consultants and partners’ success.

RGP was founded in 1996 to help finance executives with operational needs and special projects created by workforce gaps. Our first-to-market, agile human capital model disrupted the professional services industry at a time when traditional talent models prevailed. Today’s new ecosystem for work embraces our founding principle – quickly align the right resource for the work at hand with a premium placed on value, efficiency and ease of use.

Our pioneering approach to workforce strategy uniquely positions us to support our clients on their transformation journeys. With more than 4,000 professionals, we annually engage with over 2,400 clients around the world from more than 70 practice offices. We are their partner in delivering on the future of work. Headquartered in Irvine, California, RGP is proud to have served 89 of the Fortune 100.

The Company is listed on the Nasdaq Global Select Market, the exchange’s highest tier by listing standards. To learn more about RGP, visit: http://www.rgp.com. (RGP-F)

Forward-Looking Statements

Certain statements in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by words such as “anticipates,” “believes,” “can,” “continue,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “remain,” “should” or “will” or the negative of these terms or other comparable terminology. In this press release, such statements include statements regarding our expectations for growth, the expected impact of our recent restructuring actions, the expected impact of the COVID-19 pandemic on our business and operating results and the expected impact of our previously-announced operational initiatives and our new business pipeline. Such statements and all phases of the Company’s operations are subject to known and unknown risks, uncertainties and other factors that could cause our actual results, levels of activity, performance or achievements and those of our industry to differ materially from those expressed or implied by these forward-looking statements. Risks and uncertainties include uncertainties regarding the impact of the COVID-19 pandemic on our business and the economy generally; our ability to successfully execute on our strategic initiatives, our ability to compete effectively in the highly competitive professional services market and to secure new projects from clients, our ability to successfully integrate any acquired companies, seasonality, overall economic conditions and other factors and uncertainties as are identified in our most recent Annual Report on Form 10-K for the year ended May 25, 2019 and our other public filings made with the Securities and Exchange Commission (File No. 000-32113). Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business or operating results. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company does not intend, and undertakes no obligation, to update the forward-looking statements in this press release to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law to do so.

Use of Non-GAAP Financial Measures

The Company utilizes certain financial measures and key performance indicators that are not defined by, or calculated in accordance with, GAAP to assess our financial and operating performance. A non-GAAP financial measure is defined as a numerical measure of a company’s financial performance that (i) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the comparable measure calculated and presented in accordance with GAAP in the statement of operations; or (ii) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the comparable measure so calculated and presented. The following are the Company’s non-GAAP measures:

  Constant currency revenue amounts represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect in the comparable prior year period.
  Organic revenue is calculated as GAAP revenue less revenues from acquired businesses and revenues related to businesses that the Company disposed of either through sale or abandonment.
  Constant currency organic revenue amounts represent the outcome that would have resulted had exchange rates in the reported period been the same as those in effect and applied to the same organic revenue in the comparable prior year period.
  Adjusted EBITDA is calculated as net income before amortization of intangible assets, depreciation expense, interest and income taxes plus stock-based compensation expense and plus or minus contingent consideration adjustments.
  Adjusted EBITDA margin is calculated by dividing Adjusted EBITDA by revenue.
  Cash tax rate excludes the non-cash tax impact of stock-based compensation expense, non-cash tax benefits related to the Tax Cuts and Jobs Act in the U.S., and non-cash impact of valuation allowances on international deferred tax assets.
  Adjusted income tax (benefit) expense, adjusted net income and adjusted diluted earnings per common share were calculated based on the Company's cash tax rates, which exclude the non-cash tax impact of stock-based compensation expense, non-cash tax benefits related to the Tax Cuts and Jobs Act, and non-cash tax impact of valuation allowances on international deferred tax assets.

We believe that constant currency revenue, organic revenue, constant currency organic revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted income tax (benefit) expense, Adjusted net income, and Adjusted diluted earnings per common share, which are used by management to assess the core performance of our Company, provide useful information to our investors because they are alternative financial measures that investors can also use to assess the core performance of our Company from period to period and compare it to the Company’s peers. Constant currency revenue, organic revenue, constant currency organic revenue, Adjusted EBITDA, Adjusted EBITDA margin, Adjusted net income and Adjusted diluted earnings per common share are not measurements of financial performance or liquidity under GAAP and should not be considered in isolation or construed as substitutes for net income or other cash flow data prepared in accordance with GAAP for purposes of analyzing our profitability or liquidity. These measures, as well as the Adjusted income tax (benefit) expense and cash tax rate should be considered in addition to, and not as a substitute for, net income, earnings per share, cash flows or other measures of financial performance prepared in accordance with GAAP.

RESOURCES CONNECTION, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	February 22,	February 23,	February 22,	February 23,
	2020	2019	2020	2019

	(Unaudited)		(Unaudited)
Revenue	$168,052	$179,498	$524,784	$546,855
Direct cost of services	106,632	111,587	321,484	337,372
Gross margin	61,420	67,911	203,300	209,483
Selling, general and administrative expenses	55,299	55,587	166,032	166,912
Operating income before amortization
and depreciation	6,121	12,324	37,268	42,571
Amortization of intangible assets	1,549	948	4,153	2,855
Depreciation expense	1,120	1,163	3,913	3,429
Operating income	3,452	10,213	29,202	36,287
Interest expense	493	595	1,526	1,729
Other (income)/expense	-	-	(537)	-
Income before income tax (benefit) expense	2,959	9,618	28,213	34,558
Income tax (benefit) expense	(3,983)	3,822	3,995	12,457
Net income	$6,942	$5,796	$24,218	$22,101
Net income per common share:
Basic	$0.22	$0.18	$0.76	$0.70
Diluted	$0.21	$0.18	$0.75	$0.68
Weighted average common shares outstanding:
Basic	32,159	31,890	31,954	31,784
Diluted	32,498	32,370	32,350	32,428
Cash dividends declared per common share	$0.14	$0.13	$0.42	$0.39

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Nine Months Ended
Organic Revenue	February 22,	February 23,	February 22,	February 23,
	2020	2019	2020	2019
Revenue (GAAP)	(Unaudited)		(Unaudited)
North America	$138,819	$146,817	$431,617	$446,811
Asia Pacific	11,202	11,770	37,004	35,286
Europe	18,031	20,911	56,163	64,758
Total revenue	$168,052	$179,498	$524,784	$546,855

Less: Impact of Acquisitions and Dispositions
North America (1)	$5,410	$-	$12,594	$-
Asia Pacific	-	-	-	-
Europe (2)	217	2,614	2,435	9,722
Total revenue	$5,627	$2,614	$15,029	$9,722

Organic Revenue
North America	$133,409	$146,817	$419,023	$446,811
Asia Pacific	11,202	11,770	37,004	35,286
Europe	17,814	18,297	53,728	55,036
Total revenue	$162,425	$176,884	$509,755	$537,133

(1) Revenue related to Veracity
(2) Revenue related to the Nordics and Belgium

RESOURCES CONNECTION, INC.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except per share amounts and percentages)

	Three Months Ended		Nine Months Ended
	February 22,	February 23,	February 22,	February 23,
Adjusted EBITDA	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Net income	$6,942	$5,796	$24,218	$22,101
Adjustments:
Amortization of intangible assets	1,549	948	4,153	2,855
Depreciation expense	1,120	1,163	3,913	3,429
Interest expense	493	595	1,526	1,729
Income tax (benefit) expense	(3,983)	3,822	3,995	12,457
EBITDA	6,121	12,324	37,805	42,571
Stock-based compensation expense	1,491	1,948	4,649	4,961
Contingent consideration adjustment	(858)	(343)	(1,120)	(376)
Adjusted EBITDA	$6,754	$13,929	$41,334	$47,156
Revenue	$168,052	$179,498	$524,784	$546,855
Adjusted EBITDA Margin	4.0%	7.8%	7.9%	8.6%

Adjusted Income Tax (Benefit) Expense, Annual Cash Tax Rate, Adjusted Net Income and Adjusted Earnings Per Diluted Common Share

	Three Months Ended		Nine Months Ended
	February 22,	February 23,	February 22,	February 23,
	2020	2019	2020	2019
	(Unaudited)		(Unaudited)
Income tax (benefit) expense	$(3,983)	$3,822	$3,995	$12,457
Effect of non-cash tax items:
Stock-based compensation expense	(991)	(66)	(1,067)	(861)
Valuation allowance on international deferred tax assets	(221)	(251)	(669)	(556)
Net uncertain tax position adjustments	(629)	-	(629)	-
Other non-cash tax items	70	22	62	19
Adjusted income tax (benefit) expense	$(5,754)	$3,527	$1,692	$11,059

Effective tax rate	(135%)	40%	14%	36%
Total effect of non-cash tax items on effective tax rate	(59%)	(3%)	(8%)	(4%)
Cash tax rate	(194%)	37%	6%	32%

Net income	$6,942	$5,796	$24,218	$22,101
Total effect of non-cash tax items on net income	1,771	295	2,303	1,398
Adjusted net income	$8,713	$6,091	$26,521	$23,499

Diluted earnings per common share	$0.21	$0.18	$0.75	$0.68
Effect of non-cash tax items on diluted earnings per common share	0.06	0.01	0.07	0.04
Adjusted diluted earnings per common share	$0.27	$0.19	$0.82	$0.72

RESOURCES CONNECTION, INC.
SELECTED BALANCE SHEET, CASH FLOW AND OTHER INFORMATION
(Amounts in thousands, except consultant headcount and average rates)

	February 22,	May 25,
SELECTED BALANCE SHEET INFORMATION:	2020	2019

	(Unaudited)

Cash and cash equivalents	$35,944	$43,045
Accounts receivable, less allowances	$130,908	$133,304
Total assets	$485,974	$428,370
Current liabilities	$90,766	$91,416
Total liabilities	$183,172	$145,974
Total stockholders’ equity	$302,802	$282,396

	Nine Months Ended
	February 22,	February 23,
SELECTED CASH FLOW INFORMATION:	2020	2019

	(Unaudited)

Cash flow -- operating activities	$21,563	$13,496
Cash flow -- investing activities	$(26,469)	$(5,939)
Cash flow -- financing activities	$(1,824)	$(15,624)

	February 22,	May 25,
SELECTED OTHER INFORMATION:	2020	2019
Consultant headcount, end of period	2,894	2,965
Average bill rate, third quarter	$123	$124
Average pay rate, third quarter	$63	$62
Average bill rate (constant currency-Q3 19), third quarter	$123	--
Average pay rate (constant currency-Q3 19), third quarter	$63	--
Common shares outstanding, end of period	32,144	31,588

Contacts

Media Contact:
Michael Sitrick
(US+) 1-310-788-2850
mike_sitrick@sitrick.com

Analyst Contact:
Jennifer Ryu, Chief Financial Officer
(US+) 1-714-430-6500
jennifer.ryu@rgp.com